Exhibit 1.

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. TO ANNOUNCE 2007 FOURTH QUARTER AND YEAR END RESULTS ON MARCH 19, 2008

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden Communications, Inc.
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

Nogales, Arizona – March 13, 2008, Alpha Pro Tech (AMEX: APT) a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, announced today that it will be reporting 2007 fourth quarter and year end results on March 19, 2008 after the close of the market.

A conference call and live web cast will take place at 4:30 p.m. Eastern Time, on Wednesday, March 19, 2008. Anyone interested in participating should call 1-800-762-8779 if calling within the United States or   1-480-248-5081 if calling internationally. There will be a playback available until March 26, 2008. To listen to the playback, please call 1-800-406-7325 if calling within the United States or 1-303-590-3030 if calling internationally. Please use pin number 3856537 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at Alpha Pro Tech’s website at www.alphaprotech.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until April 19, 2008 on either site.

To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is a leader in protecting environments. Alpha Pro Tech, Inc develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets.  In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap, roof underlayment and mold resistant framing sealant. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India.  For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

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